Exhibit 4.14

SECOND SUPPLEMENTAL INDENTURE

dated as of December 28, 2006

to the

INDENTURE

dated as of May 28, 2003

among

NORAMPAC INC.,

as the Company,

THE SUBSIDIARY GUARANTORS named therein, and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,

as Trustee,

as amended

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 28, 2006, among NORAMPAC INC., a Canadian corporation (the “Company”), 6671225 Canada Inc., a Canadian corporation organized under the federal laws of Canada (“8671225”), and 3815400 USA Inc., a Delaware corporation (together with 6671225, the “New Subsidiary Guarantors”), the existing Subsidiary Guarantors under the Indenture referred to below (the “Existing Subsidiary Guarantors”), and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, a New York trust company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 28, 2003, amended by the First Supplemental Indenture, dated as of July 30, 2004 (the “Indenture”), among the Company, the Subsidiary Guarantors party thereto and the Trustee, providing for the issuance of the Company’s 6¾% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company has issued and outstanding $250,000,000 aggregate principal amount of Notes under the Indenture;

WHEREAS, Section 4.19 of the Indenture provides that the Company, shall cause each person that becomes a Canadian or U.S. Restricted Subsidiaries to execute and deliver to the Trustee a Subsidiary Guarantee at the time such person becomes a Canadian or U.S. Restricted Subsidiary;

WHEREAS, the New Subsidiary Guarantors are each Canadian or U.S. Restricted Subsidiaries of the Company;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any holder of a Note to add additional Subsidiary Guarantees with respect to the Notes as provided or permitted under the Indenture; and

WHEREAS, pursuant to Sections 4.19, 9.01, 9.06 and 10.03 of the Indenture, the Trustee, the Company, the Existing Subsidiary Guarantors and the New Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Existing Subsidiary Guarantors, the New Subsidiary Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b)  For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:  (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2.                                       Agreement to Guarantee.  The New Subsidiary Guarantors, hereby agree, jointly and severally with all other Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture.  From and after the date hereof, each of the New Subsidiary Guarantors shall be a Subsidiary Guarantor for all purposes under the Indenture and the Notes.

3.                                       Ratification of Indenture; Second Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is, in all respects, ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.                                       Miscellaneous.

4.1                                 Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.2                                 Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture, or for or in respect of the recitals contained herein.

4.3                                 Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

4.4                                 Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

4.5                                 Conflict with TIA.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA, that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

4.6                                 Severability.  In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7                                 No Third Party Beneficiaries.  Nothing in this Second Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

Company:

NORAMPAC INC.

By:	/s/ Charles Smith
	Name:	Charles Smith
	Title:	Vice President and Chief Financial Officer

New Subsidiary Guarantors:

3815400 USA INC.
6671225 CANADA INC.

By:	/s/ Lucie-Claude Lalonde
	Name:	Lucie-Claude Lalonde
	Title:	Secretary

Existing Subsidiary Guarantors:

NORAMPAC NOVA SCOTIA COMPANY
NORAMPAC DELAWARE LLC
NORAMPAC THOMPSON INC.
NORAMPAC FINANCE US INC.
NORAMPAC HOLDING US INC.
NORAMPAC LEOMINSTER INC.
NORAMPAC NEW YORK CITY INC.
NORAMPAC SCHENECTADY INC.
NEWFOUNDLAND CONTAINERS LIMITED
NORAMPAC INDUSTRIES INC.

By:	/s/ Lucie-Claude Lalonde
	Name:	Lucie-Claude Lalonde
	Title:	Secretary, Assistant Secretary or Assistant Clerk

Trustee:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Warren A. Goshine
	Name:	Warren A. Goshine
	Title:	Vice President